Exhibit 10.3

THIRD AMENDMENT AND WAIVER TO

LOAN AND SECURITY AGREEMENT

This Second Amendment and Waiver to Loan and Security Agreement (the “Amendment”) is entered into as of November 9, 2016 by and between HERITAGE BANK OF COMMERCE (“Bank”) and LIME ENERGY CO. (“Borrower”).

RECITALS

A.                                    Borrower and Bank are parties to that certain Loan and Security Agreement dated as of July 24, 2015, as amended by that (as amended, modified, supplemented or restated, the “Agreement”).

B.                                    An Event of Default has occurred under the Agreement by virtue of Borrower’s failure to comply with Section 6.9(b) of the Agreement for the quarterly periods ending June 30, 2016 and September 30, 2016 (the “Covenant Default”)

C.                                    Borrower has asked to amend the Agreement and provide a waiver with respect to the Covenant Default.  Bank is willing to do so, on the terms and conditions and in reliance upon the representations and warranties set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.                                      Waiver of Covenant Default.  Bank waives the Covenant Default and any right to enforce any rights and remedies it may have against Borrower with respect to the Covenant Default.  This waiver applies only to the Covenant Default for the quarterly period ending June 30, 2016.  Borrower shall comply with the Agreement after the date hereof.  Bank’s agreement to waive the Covenant Default shall not limit or impair the Bank’s right to demand strict performance of such financial covenant as of all other dates.

2.                                      Amendments. The Agreement is amended as follows:

(a)                                 The following definitions in Section 1.1 are amended to read as follows:

“Borrowing Base” means an amount equal to, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower, (i) eighty percent (80%) of Eligible Accounts, plus (ii) the lesser of (a) Three Million Dollars ($3,000,000) and (b) seventy percent (70%) of accounts receivable from Non-Utility Accounts.

“EBITDA” means earnings before interest, taxes, depreciation and amortization expenses; write-offs and other costs of discontinued operations; the SEC Liability; expenses related to this financing, the Convertible Notes, any acquisition or any financing thereof; stock-based compensation expense; and expense from extinguishment of Indebtedness..

“Permitted Acquisitions” mean acquisitions of, or joint ventures in, other businesses that are in the same or substantially similar or related to the business of the Borrower on the date of this Agreement (whether by way of asset acquisition, merger, equity acquisition or otherwise) where (i) an Event of Default does not exist immediately before, and would not exist immediately after, giving effect to any such acquisition or joint venture and (ii) approved by Bank.

“Revolving Line” means a credit extension of up to Six Million Dollars ($6,000,000) (inclusive of the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit).

(b)                                 Section 2.3(a) is amended to read as follows:

(a) Interest Rate.  Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to two and one half of one percent (2.5%) above the Prime Rate.

(c)                                  Section 2.3(d) is amended to read as follows:

(d) Lockbox.  Borrower shall cause all account debtors to wire any amounts owing to Borrower to an account subject to a deposit account control agreement in favor of Bank, subject to sweep instructions as set forth in Section 3.3(c) to an account with Bank (the “Bancontrol Account”).  If Borrower receives any amount despite such instructions, Borrower shall immediately deliver such payment to an account subject to an account control agreement in favor of Bank or to the Bancontrol Account.  Funds from the Bancontrol Account shall be swept daily by Bank.  Bank shall credit all amounts paid into the Bancontrol Account first, against any amounts outstanding under the Revolving Line, and then, of any remaining balance of such amount, to Borrower’s operating account.  At Bank’s request, Borrower shall enter into such lockbox agreement as Bank shall reasonably request from time to time, and direct all account debtors to send payments to such post office box.  If a lockbox is required to be set up with Bank, Bank shall have the sole authority to collect such payments and deposit them to the Bancontrol Account. Bank may, at its option, conduct a credit check of the Account Debtor for each Eligible Account requested by Borrower for inclusion in the Borrowing Base.  Bank may also verify directly with the respective account debtors the validity, amount and other matters relating to the Eligible Accounts, and notify any account debtor of Bank’s security interest in the Borrower’s Accounts.

(d)                                 Section 2.4 is amended and restated to read as follows:

2.4                               Crediting Payments.  Any wire transfer of funds, check, or other item of payment received by Bank shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 1:00 p.m. Pacific Time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.  Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

(e)                                  Section 2.5(a) is amended to read as follows:

(a)                                 Facility Fees.  (i) On the Closing Date, Borrower has paid a facility fee with respect to the Revolving Facility equal to $45,000, which is nonrefundable and (ii) so long as the Revolving Facility is then in effect, on each anniversary thereof prior to the Revolving Maturity Date, a facility fee with respect to the Revolving Facility equal to $30,000, which shall be nonrefundable; and

(f)                                   Section 6.3(a) is amended to read as follows:

(a)                                 on the 15th and last day of each month (or the next following Business Day if the 15th or last day is a non-Business Day), (i) aged listings of accounts receivable and accounts payable, (ii) a deferred revenue listing, (iii) sales journals, (iv) cash receipts journal, (v) a customer deposit listing, and (vi) a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto; provided, that the Borrower may redact such personal information of its customers as is required by its customer contracts while preparing the reports required by this Section 6.3(a);

(g)                                  Section 6.8 is amended to read as follows:

6.8                               Operating, Depository and Investment Accounts. For each deposit account or securities account that Borrower maintains outside of Bank and that has an average daily balance of more than One Hundred Thousand Dollars ($100,000) in the aggregate with any other accounts for which there is no account control agreement Borrower shall cause the applicable bank or financial institution at or with which any such account is maintained to execute and deliver an account control agreement or other appropriate instrument in form and substance satisfactory to Bank, and shall maintain the automatic sweep instructions as set forth in Section 3.3(c).

(h)                                 Section 6.9(b) is amended to read as follows:

(b)                                 EBITDA.  Borrower and its Subsidiaries, on a consolidated basis, shall maintain the following EBITDA, measured as of the date quarterly financial statements for the applicable trailing three-month period are required to be delivered, of (i) trailing three-month EBITDA losses not in excess of ($1,000,000) for the fiscal quarter ending September 30, 2016, and (ii) trailing three-month EBITDA of at least $1,000,000 for the fiscal quarter ending December 31, 2016.  Borrower and Bank shall agree by February 15, 2017 on the appropriate levels for each quarter of 2017, based on projections delivered by Borrower to Bank, provided that if they do not agree, then all amounts outstanding under this Agreement shall become due and payable on March 31, 2017.  Borrower and Bank shall agree by February 15, 2018 on the appropriate levels for each quarter of 2018, based on projections delivered by Borrower to Bank, provided that if they do not agree, then all amounts outstanding under this Agreement shall become due and payable on March 31, 2018.

(i)                                     A new Section 6.15 is added to the Agreement to read as follows:

6.15                        Subordinated Notes Amendment.  Borrower shall provide to Bank a copy of a duly executed amendment to the Convertible Notes amending the covenants with respect to EBITDA therein, which shall be satisfactory to Bank.

3.                                      Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

4.                                      Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that, except for the Covenant Default, no Event of Default has occurred and is continuing.

5.                                      This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

6.                                      As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                                 this Amendment, duly executed by each Borrower;

(b)                                 an Affirmation of Subordination Agreement, duly executed by Bison Partners IV, LP;

(c)                                  an Affirmation of Guaranty, duly executed by certain guarantors;

(d)                                 an amount equal to all Bank Expenses incurred through the date of this Amendment and an amendment fee of $50,000; and

(e)                                  such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

“Borrower”

LIME ENERGY CO.

By:	/s/ Bruce D. Torkelson
Name:	Bruce D. Torkelson
Title:	CFO

“Bank”

HERITAGE BANK OF COMMERCE

By:	/s/ Karla Schrader
Name:	Karla Schrader
Title:	VP